Exhibit 99.1

Virtu Financial, Inc. Appoints Joanne M. Minieri to its Board of Directors

NEW YORK, NY, April 26, 2021 – Virtu Financial, Inc. (NASDAQ: VIRT), a leading provider of financial services and products that leverages cutting-edge technology to deliver innovative, transparent trading solutions to our clients and liquidity to the global markets, today announced that it has appointed Joanne M. Minieri as an independent director, effective immediately.

Ms. Minieri brings more than 37 years’ experience in senior leadership positions in the real estate and financial services sectors, including professional accounting, and tax and consulting services for both public and private companies.

“Virtu’s Board will draw on Joanne’s established track record and proven leadership in the financial services industry and her vast business acumen in both the private and public sectors,” said Robert Greifeld, Chairman of Virtu Financial. “Joanne brings unique and valuable perspectives as we continue our focus on initiatives that add shareholder value.”

“We are very pleased to welcome Joanne to our Board of Directors,” said Douglas Cifu, Chief Executive Officer of Virtu Financial. “We look forward to benefitting from Joanne’s extensive operational experience across financial services as we continue to execute on our growth targets.”

Ms. Minieri currently serves as Senior Executive Vice President of RXR Realty (RXR) and Chief Operating Officer of RXR Development Services and RXR Construction Services. RXR is a vertically integrated private real estate company with expertise across the entire real estate lifecycle that spans investment management, development, design, construction, leasing financing and property management.

Ms. Minieri is a CPA and holds a Bachelor of Business Administration from Hofstra University and is a member of numerous professional organizations including the American Institute of Certified Public Accounts and the New York Society of Certified Public Accountants.

Ms. Minieri serves on numerous public and private boards including, Trinity Place Holdings, Inc., Hofstra University, Non-Traditional Employment of Women (NEW), Greater Girl Scouts of America and NYU Schack Institute of Real Estate and co-chairs an annual National Women in Real Estate Symposium.

About Virtu:

Virtu is a leading financial services firm that leverages cutting-edge technology to provide execution services and data, analytics and connectivity products to its clients and deliver liquidity to the global markets. Leveraging its global market making expertise and infrastructure, Virtu provides a robust product suite including offerings in execution, liquidity sourcing, analytics and broker-neutral, multi-dealer platforms in workflow technology.  Virtu’s product offerings allow clients to trade on hundreds of venues across 50+ countries and in multiple asset classes, including global equities, ETFs, foreign exchange, futures, fixed income and myriad other commodities.  In addition, Virtu’s integrated, multi-asset analytics platform provides a range of pre and post-trade services, data products and compliance tools that clients rely upon to invest, trade and manage risk across global markets.

Contact:

Investor & Media Relations
Andrew Smith
media@virtu.com